Exhibit 99.1

CONTACTS:
Ed Terino	Jerry Sisitsky
617/386-1005	617/386-1158
eterino@atg.com	jsisitsk@atg.com

ATG COMPLETES INITIAL INTEGRATION OF PRIMUS
KNOWLEDGE SOLUTIONS, INC.; UPDATES FY2005 GUIDANCE

Company Expects Profitability and Cash Flow Positive Performance for 2005 on Revenues of $90-$100
Million; Lowers Spending for 2005 on Increased Cost Synergies Related to the Acquisition

CAMBRIDGE, Mass. – December 27, 2004 – ATG (Art Technology Group, Inc., NASDAQ: ARTG) today announced that the company has completed its initial integration of Primus Knowledge Solutions, Inc. (Primus). As a result, the company has updated its guidance for 2005. The company expects revenues for 2005 will be in the range of $90 million to $100 million. The company continues to anticipate that it will be profitable and cash flow positive for the full year 2005.

ATG expects total spending for 2005, excluding amortization of intangibles, in the range of $85 million to $86 million. This $1 million to $2 million improvement from previous guidance is due to additional synergies associated with the Primus acquisition principally related to increased headcount reductions, which have already occurred, and a greater anticipated benefit from facilities consolidation. Upon completion of the integration, ATG anticipates that its headcount will be approximately 350 people compared with a combined headcount of approximately 475 people as of June 30, 2004.

“I am pleased to report that our integration is progressing on schedule and that our efforts to achieve cost synergies have gone better than expected,” said Bob Burke, ATG’s president and chief executive officer. “As a result, I am confident that ATG will achieve year-over-year revenue growth in 2005, as well as be profitable and cash flow positive. We continue to see benefits from the strategic fit of the two companies within our respective customer bases. Primus is meaningfully contributing to our business pipeline, and we already have joint selling opportunities. With new products like ATG Outreach and the integration of best-in-class technologies from ATG and Primus, we believe that we can drive revenue growth in 2005 and beyond. With the recent announcement of our transaction with American Eagle Outfitters, it is clear that we are gaining traction with commerce and service solutions.”

About ATG

ATG (Art Technology Group, Inc., NASDAQ: ARTG) delivers innovative software to help high-end consumer-facing companies create a richer, more adaptive interactive experience for their customers and partners online, via email and messaging, and through contact centers. ATG has delivered category-leading commerce, marketing and customer service solutions to hundreds of the world’s best-known brands including A&E Networks, Airbus, American Airlines, American Eagle Outfitters, AT&T Wireless, Best Buy, Boeing, France Telecom, Friends Provident, GE, Hewlett-Packard, HSBC, InterContinental Hotels Group, Kingfisher, Merrill Lynch, Neiman Marcus, Philips, Procter & Gamble, SBC, Target, T-Mobile, US Army, US Federal Aviation Administration, Warner Music, Washington Mutual, Wells Fargo and Yahoo!. The company is headquartered in Cambridge, Massachusetts, with additional locations throughout North America, Europe, and Asia. For more information about ATG, please visit www.atg.com.

© 2004 Art Technology Group, Inc. ATG and Art Technology Group are registered trademarks of Art Technology Group, Inc. All other product names, service marks, and trademarks mentioned herein are trademarks of their respective owners.

This press release contains forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Such statements include those regarding the company’s expectations for 2005. Such statements involve known and unknown risks and uncertainties that may cause ATG’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Important risk factors affecting ATG’s business generally may be found in their periodic reports and registration statements filed with the Securities and Exchange Commission at www.sec.gov. Risk factors related to the subject matter of this press release include the possibility that ATG may not be successful in integrating Primus’ business with its own; that costs associated with the Primus acquisition may be greater than expected; that customers may delay purchase decisions; and the effect of weakened or weakening economic conditions or perceived conditions on the level of spending by customers and prospective customers for ATG’s software and services. ATG undertakes no obligation to update any of the forward-looking statements after the date of this press release.

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